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Conference Call Transcript

PILL - Q2 2004 ProxyMed Earnings Conference Call

Event Date/Time: Aug. 06. 2004 / 10:00AM ET
Event Duration: N/A

© 2004 Thomson Financial. Republished with permission. No part of this publication may be reproduced or transmitted in any form or by any means without the prior written consent of Thomson Financial.

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FINAL TRANSCRIPT

PILL — Q2 2004 ProxyMed Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Hoover
ProxyMed — Chairman, CEO

Nancy Ham
ProxyMed — President, COO

Gregg Eisenhauer
ProxyMed — EVP, CFP

CONFERENCE CALL PARTICIPANTS

Steve Halper
Thomas Weisel Partners — Analyst

Corey Tobin
William Blair — Analyst

David Francis
Jefferies & Co. — Analyst

Sean Jackson
Avondale Partners — Analyst

PRESENTATION

Operator

     Welcome to ProxyMed’s conference call to discuss its financial results for the second quarter of 2004 and updated 2004 guidance. At this time all participants are in a listen-only mode. At the request of the Company we will open the conference call for questions and answers after the presentation. We would appreciate it if you would limit your questions to one and then get back in the queue if you have a follow-up question or another question to ask. (OPERATOR INSTRUCTIONS) Today’s conference call is being webcast and replays of this call will be available on the Internet at www.ProxyMed.com shortly after this call.

Leading today’s call from ProxyMed are Mike Hoover, Chairman and CEO; Nancy Ham, President and COO; and Gregg Eisenhauer, Executive Vice President and CFO. Before the discussion begins please be reminded that statements made by ProxyMed during this call, including answers given in response to questions, are intended to fall within the Safe Harbor provisions of the securities laws and that actual results might differ materially from those in this statement. Such statements are subject to a variety of risks many of which are discussed in the Company’s most recent Form 10-K and other SEC filings which the Company strongly urges you to read and which are available on the Company’s Website or obtained from the Investor Relations department. At this time I will turn the presentation over to Mr. Mike Hoover.

Mike Hoover - ProxyMed — Chairman, CEO

Good morning, everyone. This is certainly going to be a different call than what I was expecting after the beginning of the year with an excellent first quarter including a very strong March. From that good beginning, which continued on into April, we unexpectedly hit several roadblocks in the second quarter that have caused us to report revenue and EBITDA numbers that are up sequentially but below our guidance. These roadblocks include transaction and revenue growth challenges across our transaction service business; charges to both revenue and EBITDA resulting from cleanup at our recent acquisition of PlanVista; and ongoing high cost of HIPAA and Sarbanes-Oxley compliance.

While I’m certainly disappointed at our performance for the quarter and in the resulting lowered outlook for the remainder of the year, we’ve made progress in a number of key areas. We have largely completed our HIPAA payer migrations so we can finally start putting behind us HIPAA and all its attendant problems. We launched our Phoenix data repository which is the linchpin of our new web based self-service tools. Most importantly, revenue growth is starting to build.

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PILL — Q2 2004 ProxyMed Earnings Conference Call

Although a number of deals came later than we forecast there is good news on the sales front. In the past few weeks we’ve won several deals worth an estimated $5 million and 8 million transactions in the first 12 months. We announced this morning the largest of these, Gilsbar, which is already in production. The other wins, which include a large cross selling of cost containment services to one of ProxyMed’s top ten payers and a significant new EDI partnership that should all be live and fully ramped in the next 90 days. With that let me turn it over to Nancy for more detailed comments about our business.

Nancy Ham - ProxyMed — President, COO

     Let me jump right into a HIPAA update. I’m pleased to report that we have over 90 percent of our total transaction volume migrated to a HIPAA compliant connection with the payer. This includes all transaction types such as claims, eligibility, claim status, an electronic remittance device, and represents 100 percent completion of the important migration of Medicare’s to HIPAA. So while HIPAA has been a prolonged battle, by the end of the third quarter we will be able to consider it complete from a payer perspective. On the submitter side, however, remember that the vast majority of our providers continue to submit to us in legacy format and they rely upon us to provide HIPAA compliancy services on their behalf.

After a strong first quarter in our EDI transaction processing business, including an especially good March, we thought we were weathering the HIPAA storm successfully. However, the challenges with HIPAA that we’ve discussed on previous calls did cause issues in the second quarter with revenue growth and operating margins. Revenue was flat to down due to, we believe, the compounding effect of higher front-end rejection rates related to HIPAA, some clients dropping to paper as an interim solution during migration periods, a few clients implementing direct connections to Medicare, and some customer attrition including the loss of a patient statement customer who had been processing almost a million transactions a quarter. In addition, as cash flow to our clients was disrupted by the HIPAA migration process, they were in turn slow to pay us during the quarter resulting in larger than expected reserves for revenue.

Compounding the challenges in transaction services was an unexpectedly disappointing first full quarter in our cost containment business. While both revenue and volumes increased sequentially, it was not at the levels we had forecast as new business wins like Great-West Healthcare were somewhat offset by softness in our existing base of customers. This came primarily from our customers themselves losing covered lives to their own competitors resulting in them having less claims available to send to us to reprice. In addition, our cost of sales was higher than budgeted due primarily to network configuration issues which are being addressed.

Looking at total transaction volume, we had a decline in core transactions for the quarter. At this point it is difficult for us to determine how much of the decline is traditional seasonality under which the first and fourth quarters are generally better than the second and third and how much is related to HIPAA and other issues. Given this uncertainty, we believe we’ve been conservative in resetting our expectations as to when our EDI business will exit HIPAA and be back into a consistent quarter-over-quarter growth mode. Certainly we are encouraged by the deals we’ve just recently won.

To build on this recent revenue momentum we have a two-pronged approach. First, we will continue our historical emphasis on selling providers and traditional cost containment clients. For example, on the provider side we just signed 2 deals with payers for our FOCUS program under which we work closely with the payer to target paper submitters. We also signed a couple of deals resulting from our partnership with HBMA and its billing company members. In cost containment, the Gilsbar contract announced today is a very nice opportunity and I’m particularly pleased that it’s already in production. But second, we believe that a larger portion of our growth will be powered by selling large-scale opportunities with unique enterprise solutions that leverage all of our Transaction Services products. These opportunities require more executive focus and a more sophisticated and collaborative approach to sales. And to accomplish this we’ve created significant fusion in our payer sales organization by taking our most successful sales reps from our cost containment, EDI, and business development groups and teaming them to go after the larger wins together.

In addition, we’re remaking our relationships with claims aggregation and network partners. These partners are a key component to our revenue growth as well as a large part of our cost of sales. We have significantly revamped our programs here and are offering our partners more technology, more products and more services than ever before in exchange for a stronger commitment on their side to grow the business together. When these partnerships work it’s a strong ROI for each side, but over time some of them have gotten out of balance. We are therefore reevaluating each and every relationship to ensure that the economic return to us is appropriate and if necessary we are renegotiating or canceling unprofitable relationships.

This reevaluation process will take the balance of the year and until completed will continue to drag down EBITDA as cost of sales is well above plan. However, we will enter 2005 with a much improved program focusing our efforts on those partners who are committed to taking advantage of our full product line and to growing the business together.

Finally I’m very pleased with our product development efforts and transaction services. Certainly a highlight for the quarter is that we reached a very important milestone on July 1st with the launch of our Phoenix data repository. Phoenix is our next generation

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PILL — Q2 2004 ProxyMed Earnings Conference Call

platform that processes both claims and real-time transactions. By having all of these transactions databased in a robust Oracle data repository we can now deliver to our clients over upcoming quarters a suite of new Web-based tools that provide revenue management, claims tracking, and self-service solution. The first versions of several tools have been released in limited beta and early feedback is strong. With these tools we can dramatically increase our service level and value proposition to our customers while lowering our internal costs.

Turning now to our Clinical Transaction business. We continue to be pleased with the steady growth in our prescription services business in terms of both volume and partners connected to the network. Transaction volume growth remains in the range of 25 percent year-over-year resulting in an annual run rate of approximately 4 million e-prescribing transactions. In addition, our network continues to expand as during the quarter we implemented production connections with 3 new regional pharmacy chains representing about 400 stores.

In concert with the increased transaction volume, we’re actively conducting transactions with a growing number of pharmacy stores. In June of this year we conducted e-prescribing transactions with over 11,000 pharmacy stores in 44 states, up from approximately 7,000 stores last year. These statistics show a definite positive trend in the uptake of e-prescribing on a national basis. In addition, government initiatives around e-prescribing are bringing this service more visibility in the marketplace.

Turning now to our Laboratory Services Division, as Greg will discuss, we consummated the transaction to divest our contract manufacturing assets. As a result we now have a streamlined business more focused on our lab customers. Looking at the results for the quarter, we had reported last call that April had started us off on a strong basis for the quarter. Happily this trend continued as revenue was strong from all major customer categories including both national lab and non-national lab customers. The revenue growth was primarily driven by our clients proactively converting from older products to our latest industry-leading report tracker technology. This change in product mix also supported an improvement in EBITDA quarter over quarter. Greg will now take you through the financial details for the quarter.

Gregg Eisenhauer - ProxyMed — EVP, CFP

     Thank you, Nancy, and good morning everyone. Let me first reiterate, as we stated in the press release, that these numbers are preliminary. On the last day of the quarter we sold certain assets of our Lab Services Division and the final settlement was reached in just the last few days. In addition, we have conformed our recent acquisition, PlanVista, to our accounting policies during the quarter. As a result our outside auditors have not completed their quarterly review, but we do expect to file our 10-Q on time for accelerated filers which will be next Monday, August 9th.

We recorded record revenues for the second quarter of $24.6 million, an increase of 39 percent compared to the same period last year and an increase of $4.1 million or 20 percent versus the first quarter of this year. EBITDA for the quarter was $2.4 million, up from $1.8 million in the first quarter and up from $0.4 million in the second quarter of last year. The Company recorded a net loss of approximately $0.8 million or $0.06 per share during the quarter.

These results reflect that during the quarter we booked several hundred thousand dollars worth of expense related to both adopting ProxyMed’s more conservative accounting policies to the PlanVista business as well as what I would refer to as typical “acquisition cleanup” of miscellaneous items, some of which predated the merger.

At the end of the quarter, as previously announced, the Company sold certain assets of its Lab Services Division to a former executive of the Company for approximately $4.5 million. $3.5 million of that cash is on the balance sheet as of the end of the quarter and the remaining $1.0 million was collected recently as we finalized the transaction. The Company took a deminimus loss on the sale of these non-core assets but continues to believe that streamlining the Company in this way will prove to be a benefit in future periods.

The Company, partially as a result of the sale of these assets, has revised its guidance. Please note that full guidance is in our press release issued last evening, but I will provide you the highlights here. We anticipate net revenue of $22 to $25 million in the third quarter and $91 to $95 million for the year. This compares to adjusted revenue of $22.4 million for the second quarter after removing the effects of the assets that were sold at the end of the period.

EBITDA in the third period is anticipated to be $2.0 to $3.5 million and $10 to $12 million for the year. This compares to an adjusted EBITDA of $2.2 million after removing the effects of those same assets. We anticipate a net loss of approximately $1 to $2 million for the third quarter and breakeven to a loss of $2 million for the entire year. Please remember that annual guidance includes only 10 month of the former PlanVista results.

As of June 30, 2004 the Company had $12.5 million of cash on the balance sheet and continues to believe that it will be able to refinance its senior debt which is due in May of 2005.

In closing, we are planning an investor and analyst presentation day with management in Atlanta in late September or early October. As we firm up the dates we will put out a press release with the specifics on that event. Now with that I’d like to turn it back over to Mike.

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PILL — Q2 2004 ProxyMed Earnings Conference Call

Mike Hoover - ProxyMed — Chairman, CEO

Thanks, Gregg. As I mentioned earlier, the year started off on a strong note and we exceeded our guidance in the first quarter for both revenue and EBITDA. Second quarter started off on a solid April, but then unexpectedly sagged in April and June. Although it is a little unclear to us how much of the second-quarter softness may have been related to seasonality, we wanted to take the step to reset our guidance for the rest of the year. At this point we are more comfortable towards the bottom end of our ranges, but if recent sales momentum continues we may be able to come back to you with a more positive outlook.

Looking beyond the current disappointments, as soon as we can put HIPAA firmly behind us we can accelerate our transformation from a traditional clearinghouse to an indispensable business partner for providers and payers. We remain committed to our strategy of transforming our traditional inbound and pre-adjudication claims processing business into a total claims management and payment solution for providers and payers.

The core rationale for this is our strategy to “re-monetize” our EDI claims processing business where we have traditionally generated revenues of approximately $0.24 to $0.25 a claim. In our cost containment business we generate in excess of $10 per repriced claim. The inclusion of the cost containment business in our mix increased our rate for the quarter to over $0.27 for ALL transactions.

Obviously if we can expand our new service to our existing payers for some of our existing claims the bottom line is that we can create more value to our customers to reduce claims cost while generating more profit — operating profit for us with respect to each and every claim that moves through our platform. Our recent win in which we cross sold cost containment services to a top 10 ProxyMed payer is a good validation that this can be a great win-win by increasing the ROI and value to our customers while benefiting from higher revenue and operating profit per claim for our shareholders.

This completes the prepared information for today and we would now like to open up the lines for any questions that you may have. Operator?

QUESTION AND ANSWER

Operator

(OPERATOR INSTRUCTIONS) Steve Halper.

Steve Halper - Thomas Weisel Partners — Analyst

Mike, relative to the patient statement customer that you lost due to attrition, is that suggesting a somewhat more competitive environment from your competitors?

Nancy Ham - ProxyMed — President, COO

Steve, this is Nancy. That was a pretty unique circumstance. The customer experienced a management and ownership change and the new team had a prior long-standing relationship with another vendor in the space and they simply made a decision to go with the people they worked with or a number of years.

Mike Hoover - ProxyMed — Chairman, CEO

Other than that, Steve, it’s something that we’re looking at very closely. We really are not losing a lot of customers other than our normal attrition rates. What we’re seeing is actually a softness of the volume of transactions from our existing clients and customers. We don’t know if at the moment if it’s just a seasonality bump or if it’s gone to be an ongoing trend. That is something we’re looking at very closely. We are very pleased about the new business that we put on. We were a little late in closing some of those deals. They’ve fallen into Q3 and we fully expect several of them to be fully up to speed and in production in Q2.

Steve Halper - Thomas Weisel Partners — Analyst

Could you give us any sense of how July volumes have done?

Mike Hoover - ProxyMed — Chairman, CEO

No, I don’t have that information at this time. I’d be glad to follow up with you.

Steve Halper - Thomas Weisel Partners — Analyst

That would be extremely helpful because we are in the beginning of August at this point. So I think that could give us a little bit of better visibility as we look into the third quarter.

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PILL — Q2 2004 ProxyMed Earnings Conference Call

Mike Hoover - ProxyMed — Chairman, CEO

Sure.

Steve Halper - Thomas Weisel Partners — Analyst

Thanks.

Operator

(OPERATOR INSTRUCTIONS) Corey Tobin.

Corey Tobin - William Blair — Analyst

Nancy, one of the factors I think you mentioned regarding revenue growth was certain providers going direct to payers. Did I hear that correctly and could you please just provide some additional detail on that?

Nancy Ham - ProxyMed — President, COO

Sure, Corey. As we went through the Medicare migration we had 2 affects that depressed revenue in the quarter. The first is during the migration period itself some clients felt safe dropping some of their Medicare claims to paper and then once the conversion to ANSI was complete resumed sending electronically. That’s very hard for us to quantify, but we know that it happened in certain circumstances. In addition we did see certain clients decide to implement a direct connection to Medicare and lose the transactions volume through us.

Corey Tobin - William Blair — Analyst

Okay. In both cases or in neither of the cases do you anticipate that volume coming back? I would assume on the paper situation you would?

Nancy Ham - ProxyMed — President, COO

In the first case absolutely. In the second case, it’s part of the ebb and flow of the business. Some clients previously had direct connections to Medicare or Medicaid or Blue and they dropped those connections in favor of routing all their transactions through us. Some clients went the other way; previously they were routing 100 percent through us and decided to implement a direct to their Medicare. I think just because this was the quarter in which we completed the Medicare migration, it fleshed out any remaining changes that we might experience in our Medicare transaction volume trends.

Corey Tobin - William Blair — Analyst

Would you say that this is a trend that you’re seeing in the marketplace or do you feel that it’s isolated to a few providers and it’s not necessarily a longer-term trend?

Nancy Ham - ProxyMed — President, COO

I think it’s hard to answer that definitively, Corey. We think that whatever decisions clients have made about Medicare have been made at this point because as of June 30th you either had to send your Medicare claims electronically or if you sent them on paper they were going to be paid on a 28 day cycle. So providers during the second quarter made their choice of how they were going to get their Medicare transactions flowing. So I think we experienced whatever effect that is going to happen and it should be steady at this point.

Corey Tobin - William Blair — Analyst

Okay, great. Thank you.

Operator

David Francis, Jefferies & Co.

David Francis - Jefferies & Co. — Analyst

Nancy, I think you mentioned that in the PlanVista business you had seen some of your existing accounts losing some covered lives to other competitors of their own. As we’re talking about trends here, is that something that you’ve either seen continuing into the quarter, reversing trends or what’s generating that kind of dynamic? Thanks.

Nancy Ham - ProxyMed — President, COO

PlanVista historically worked with smaller TPAs and they work with about 750 folks in that range. Every year, of course, as people go through open enrollment and insurance decisions there is a shifting around of lives. Customers win lives, they lose lives. And we did see that some of our customers experienced an attrition in net lives and that happened somewhat towards the end of the first quarter and really manifested itself more so in the second quarter. As we take PlanVista services upstream into our larger customer base where you see the large payers gaining lives and gaining momentum, I think it’s not going to be an issue for us going forward.

David Francis - Jefferies & Co. — Analyst

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PILL — Q2 2004 ProxyMed Earnings Conference Call

Thank you.

Operator

Steve Halper, Thomas Weisel Partners.

Steve Halper - Thomas Weisel Partners — Analyst

What’s the amount outstanding on the credit facility that is coming due in ‘05? And what are your current options to refinance that?

Gregg Eisenhauer - ProxyMed — EVP, CFP

Thank you, Steve. This is Gregg. The total amounts of our debts which include some miscellaneous liabilities that we converted into notes subsequent to the MedUnite acquisition as well as a senior line — a senior note that we have with Commonwealth — a related entity to Commonwealth Associates is approximately $20 million. There is also the subordinated convertible note with those MedUnite owners which does not come due for several years.

Steve Halper - Thomas Weisel Partners — Analyst

So do you have to refinance the 20?

Gregg Eisenhauer - ProxyMed — EVP, CFP

Yes, the 20 comes due next May. We are well down the road in discussions with two different lenders that would be willing to take out all of that debt exclusive of the sub debt which our sense is that they will still want to convert that sometime down the road and that that will be completed well in advance of the due date of the senior debt.

Steve Halper - Thomas Weisel Partners — Analyst

Okay. And how is the volume shaping up relative to the convert holders in terms of meeting the next trigger?

Nancy Ham - ProxyMed — President, COO

Well, the next trigger is not until June or July of ‘05, Steve. So they comfortably met the first trigger and business with that group of payers is coming along very nicely and I expect we’ll be able to talk about some cost containment wins there over the balance of the year. So I’d say at this point they’re on track.

Steve Halper - Thomas Weisel Partners — Analyst

Okay, great. Thanks.

Operator

Sean Jackson, Avondale Partners.

Sean Jackson - Avondale Partners — Analyst

Can you talk a little bit about the average price that you saw on the PlanVista transactions for the quarter?

Mike Hoover - ProxyMed — Chairman, CEO

Our typical fee runs anywhere from about $7 to $10 per claim. Per repriced claim. And that has been holding very consistent. The only exception to that would be as we start repricing more and more physician claims, they’re lower dollar claims, but at the moment PlanVista does very few of those. And of course, as we ramp that business the fee per claim will drop, but certainly volume will increase dramatically. All of that will play into increasing our average per claim transaction fee.

Sean Jackson - Avondale Partners — Analyst

You also said you continue to suffer from front end rejection rates. Can you quantify the cost to you in the quarter of those? I think you mentioned the number last time.

Nancy Ham - ProxyMed — President, COO

We did mention it last time, Sean, and I didn’t walk into the call with the number for this quarter, so we’ll follow up with you.

Sean Jackson - Avondale Partners — Analyst

Okay. Can you say is it more or less affected in the second quarter than the first quarter?

Nancy Ham - ProxyMed — President, COO

It was more an effect in the second quarter because as we completed the Medicare migration which — Medicare migrations are more challenging, the front end rejection rates initially do go up on those. And so I would say that the effect in the second quarter was higher than the affect in the first quarter.

Sean Jackson - Avondale Partners — Analyst

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PILL — Q2 2004 ProxyMed Earnings Conference Call

     And again on the expense side related to Sarbanes-Oxley, is there an amount that — I think you mentioned the yearly amount that you expect to cost. How about in the second quarter, where did that come in?

Gregg Eisenhauer - ProxyMed — EVP, CFP

It came in line with our expectations; it was several hundred thousand dollars in the second quarter. We still anticipate that the cost of Sarbanes as well as some systems work that we will do in connection with that will be approximately $1.5 million. Some of that will be capitalized, most will be expensed. We expect those costs to peak in the third quarter.

Sean Jackson - Avondale Partners — Analyst

Okay, thank you.

Operator

(OPERATOR INSTRUCTIONS) I show no further questions at this time.

Mike Hoover - ProxyMed — Chairman, CEO

I want to thank everyone for your time today and ask that you would join us with our investors/analyst meeting that we will be hosting at the end of September, early October. As we firm up those dates and get additional details we’ll be contacting a lot of you direct as well as putting out a press release. Thank you very much for your time today. Good day.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program. You may all disconnect.

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